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                                                                   EXHIBIT 12.1

THE PNC FINANCIAL SERVICES GROUP, INC. AND SUBSIDIARIES
Computation of Ratio of Earnings
to Fixed Charges




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
                                            Six months ended                           Year ended December 31
                                                     June 30        --------------------------------------------------------------
Dollars in millions                                     2003         2002          2001          2000          1999          1998
------------------------------------------------------------        ------        ------        ------        ------        ------
EARNINGS
Income from continuing operations before taxes        $  687        $1,821        $  564        $1,848        $1,788        $1,651
Fixed charges excluding interest on deposits             170           433           763         1,033           980         1,159
                                                      ------        ------        ------        ------        ------        ------
       Subtotal                                          857         2,254         1,327         2,881         2,768         2,810
Interest on deposits                                     249           659         1,229         1,653         1,369         1,471
                                                      ------        ------        ------        ------        ------        ------
       Total                                          $1,106        $2,913        $2,556        $4,534        $4,137        $4,281
                                                      ======        ======        ======        ======        ======        ======

FIXED CHARGES
Interest on borrowed funds                            $  111        $  316        $  646        $  915        $  870        $1,065
Interest component of rentals                             30            58            53            50            44            33
Amortization of notes and debentures                       1             1             1             1             1             1
Distributions on Mandatorily Redeemable
    Capital Securities of Subsidiary Trusts               28            58            63            67            65            60
                                                      ------        ------        ------        ------        ------        ------
       Subtotal                                          170           433           763         1,033           980         1,159
Interest on deposits                                     249           659         1,229         1,653         1,369         1,471
                                                      ------        ------        ------        ------        ------        ------
       Total                                          $  419        $1,092        $1,992        $2,686        $2,349        $2,630
                                                      ======        ======        ======        ======        ======        ======

RATIO OF EARNINGS TO FIXED CHARGES
Excluding interest on deposits                          5.04 x        5.21 x        1.74 x        2.79 x        2.82 x        2.42 x
Including interest on deposits                          2.64          2.67          1.28          1.69          1.76          1.63

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